Exhibit 99.1
Press Release

Release Date: November 16, 2007	Contact: Thomas A. Vento - President
at 4:30 p.m. EST	Joseph R. Corrato - Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FOURTH QUARTER AND FISCAL YEAR EARNINGS

Philadelphia, Pennsylvania (November 16, 2007) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $560,000 for the quarter ended September 30, 2007 as compared to $913,000 for the same period in 2006.    For the fiscal year ended September 30, 2007, net income was $3.4 million compared to $3.8 million for fiscal 2006.  Earnings per share on the Company’s outstanding common shares decreased to $.05 for the quarter ended September 30, 2007 from $.08 in the comparable period in 2006 and decreased to $0.30 for the year ended September 30, 2007 from $0.32 for fiscal 2006.

Tom Vento, President and Chief Executive Officer, stated “Although our earnings were lower for fiscal 2007 than the prior year due to the unfavorable trends affecting the financial services industry, there were several positive aspects to look back on.  We are pleased to have opened our seventh full service office which is located in the Old City section of Philadelphia.    Continuing our commitment to a capital management plan that has as its principal goal the enhancement of shareholder value on a long term-basis, we repurchased approximately 586,000 shares of our common stock during the fiscal year, at an aggregate cost of approximately $8.0 million.   We have repurchased approximately 19.2% of the shares issued to the public since our public offering in 2005.  In addition, we also increased cash dividends to our shareholders by 25% during fiscal 2007.”

At September 30, 2007, the Company’s total assets were $474.2 million, a modest increase of $1.8 million from $472.4 million at September 30, 2006.  The balance of loans receivable outstanding remained relatively stable, only increasing by $100,000; however, increases occurred in the one-to-four family residential and commercial real estate loan portfolios which were partially offset by decreases in construction and land development loans.

Total liabilities increased $8.3 million to $393.2 million at September 30, 2007 from $384.9 million at September 30, 2006.  The increase was primarily attributable to a $6.7 million increase in deposits, mainly in certificates of deposit.

Stockholders’ equity decreased by $6.5 million to $81.0 million at September 30, 2007 as compared to $87.4 million at September 30, 2006 primarily as a result of the cost of stock repurchased during the year aggregating $8.0 million combined with the declaration of cash dividends totaling $2.1 million offset, in part, by net income during the year ended September 30, 2007 of $3.4 million.

Net interest income decreased $236,000 or 7.5% to $2.9 million for the three months ended September 30, 2007 as compared to $3.1 million for the same period in 2006. The decrease was due to a $423,000 or 12.3% increase in interest expense partially offset by an $187,000 or 2.8% increase in interest income.    The increase in interest expense resulted primarily from a 32 basis point increase to 4.05% in the weighted average rate paid on interest-bearing liabilities, reflecting the effects of increases in market rates of interest during the past year.  Also contributing to the increase in interest expense was a $12.0 million or 3.2% increase in the average balance of interest-bearing liabilities for the three months ended September 30, 2007, as compared to the same period in 2006.  The increase in interest income resulted primarily from a 10 basis point increase in the weighted average yield earned on such assets to 5.95% for the quarter ended September 30, 2007 from the comparable period in 2006 combined with a $5.4 million or 1.2% increase in the average balance of interest-earning assets for the three months ended September 30, 2007, as compared to the same period in 2006.

For the fiscal year ended September 30, 2007, net interest income decreased $484,000 or 3.8% to $12.1 million as compared to $12.6 million for the same period in 2006. The decrease was due to a $2.8 million or 23.9% increase in interest expense partially offset by a $2.4 million or 9.6% increase in interest income.  The increase in interest expense resulted primarily from a 59 basis point increase to 3.93% in the weighted average rate paid on interest-bearing liabilities, reflecting the increase in market rates of interest during the past year.  Also contributing to the increase in interest expense was a $18.8 million or 5.3% increase in the average balance of interest-bearing liabilities for the fiscal year ended September 30, 2007 as compared to the same period in 2006.  The increase in interest income resulted primarily from a 34 basis point increase in the weighted average yield earned on such assets to 5.92% for the year ended September 30, 2007 from the comparable period in 2006 combined with a $14.5 million or 3.3% increase in the average balance of interest-earning assets for the year ended September 30, 2007 as compared to the same period in 2006.

For the quarter ended September 30, 2007, the net interest margin was 2.55% as compared to 2.79% for the same period in 2006.  For the fiscal year ended September 30, 2007, the net interest margin was 2.67%, as compared to 2.87% for the fiscal 2006.  The compression in the net interest margin reflected the more rapid increase in the weighted average rate paid on interest-bearing liabilities due to their greater interest rate sensitivity, combined with a greater increase in the average balance of interest-bearing liabilities than interest-earning assets, partially offset by an increase in the weighted average yield on interest-earning assets.

The provision for loan losses was $340,000 and $395,000, respectively, for the three months and year ended September 30, 2007 as compared to $30,000 and $60,000, respectively, for the comparable periods in 2006.   At September 30, 2007, the Company’s non-performing assets totaled $2.6 million or 0.5% of total assets and consisted of eight single-family residential real estate loans, one construction loan and one commercial real estate loan.   The Company’s non-performing assets totaled $151,000 or 0.03% of total assets at September 30, 2006.  The allowance for loan losses totaled $1.0 million, or 0.4% of total loans and 39.0% of non-performing loans at such date increasing from $618,000 or 0.24% of total loans and 409.66% of non-performing loans at September 30, 2006.  The increase in the provision, non-performing loans and allowance for loan losses during the 2007 period was primarily due to one construction loan in the amount of $2.0 million to build two residential real estate properties, for which the borrower was not able to satisfy the terms of the loan.  There was also a deterioration in the value of the real estate collateral securing the loan.

Non-interest income decreased modestly by $6,000 for the quarter ended September 30, 2007 as compared to the same period in 2006 and increased $108,000 for the fiscal year ended September 30, 2007 as compared to the same period in 2006. The increase for the yearly period ended September 30, 2007 was primarily due to a successful recovery of $88,000 in the first fiscal quarter of 2007, which represented a portion of our losses and legal fees related to a previously disclosed lawsuit which was settled in 2004.  Also contributing to the increase in 2007 were credits paid by a new “Official Check” service provider for the amount of checks issued but not yet paid totaling $78,000, which was not applicable in the comparable period in 2006.  Additionally, there was an increase in income from bank owned life insurance (“BOLI”) of $45,000 for the fiscal year ended September 30, 2007 compared to fiscal 2006.  In the 2006 period, there was a $106,000 gain on sale of real estate owned recognized which was not repeated in the 2007 period.

For the quarter ended September 30, 2007, non-interest expense decreased by $40,000 compared to the same quarter in 2006, primarily due to decreases in legal expenses.  For the fiscal year ended September 30, 2007, non-interest expense increased $115,000 compared to fiscal 2006 primarily due to an increase in salaries and employee benefits of $100,000, the majority of which related to normal merit pay rate increases.  Also contributing to the increase was a $28,000 increase in office occupancy expense primarily related to our new full service branch located in the Old City section of Philadelphia which opened in the fourth quarter of fiscal 2007.

Income tax expense for the year ended September 30, 2007 amounted to $1.4 million with an effective income tax rate of 29.0% compared to income tax expense of $1.8 million with an effective tax rate of 31.6% for the fiscal year ended September 30, 2006. The lower effective tax rate in the 2007 period was primarily attributable to certain tax benefits the Company realized as a result of the adjustment of a valuation allowance that had previously been established for accrued liabilities related to prior period tax accruals and the implementation of various tax strategies.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)

	At September 30,	At September 30,
	2007	2006
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$474,192	$472,381
Cash and cash equivalents	12,269	13,428
Investment securities:
Held-to-maturity	134,782	132,084
Available-for-sale	38,343	38,747
Mortgage-backed securities held-to-maturity	45,534	50,360
Mortgage-backed securities available-for-sale	8,549	4,615
Loans receivable, net	219,527	219,418
Deposits	354,038	347,292
FHLB advances	33,743	31,784
Stockholders’ equity	80,961	87,448
Full service offices	7	6

	Three Months Ended		Year Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)

Selected Operating Data:
Total interest income	$6,787	$6,600	$26,907	$24,542
Total interest expense	3,874	3,451	14,784	11,935
Net interest income	2,913	3,149	12,123	12,607
Provision for loan losses	340	30	395	60
Net interest income after provision for loan losses	2,573	3,119	11,728	12,547
Total non-interest income	252	259	1,046	938
Total non-interest expense	1,994	2,034	7,990	7,875
Income before income taxes	831	1,344	4,784	5,610
Income taxes	271	431	1,387	1,773
Net income	560	913	3,397	3,837
Basic earnings per share (1)	0.05	0.08	0.30	0.32

Selected Operating Ratios(2):
Average yield on interest-earning assets	5.95%	5.85%	5.92%	5.58%
Average rate on interest-bearing liabilities	4.05%	3.73%	3.93%	3.34%
Average interest rate spread(2)	1.90%	2.12%	1.99%	2.24%
Net interest margin(3)	2.55%	2.79%	2.67%	2.87%
Average interest-earning assets to average interest-bearing liabilities	119.37%	121.77%	120.64%	122.94%
Net interest income after provision for loan losses to non-interest expense	129.04%	153.33%	146.78%	159.33%
Total non-interest expense to average assets	1.69%	1.75%	1.70%	1.73%
Efficiency ratio(4)	63.00%	59.69%	60.67%	58.14%
Return on average assets	0.47%	0.78%	0.72%	0.84%
Return on average equity	2.74%	4.53%	3.98%	4.26%
Average equity to average assets	17.32%	17.30%	18.15%	19.82%

	At or for the three months ended		At or for the year ended
	September 30,		September 30,
	2007	2006	2007	2006

Asset Quality Ratios(5)(6)
Non-performing loans as a percent of loans receivable, net(6)	1.18%	0.07%	1.18%	0.07%
Non-performing assets as a percent of total assets(6)	0.55%	0.03%	0.55%	0.03%
Allowance for loan losses as a percent of total loans	0.43%	0.24%	0.43%	0.24%
Allowance for loan losses as a percent of non-performing loans	38.97%	409.66%	38.97%	409.66%
Net charge-offs to average loans receivable	0.00%	0.00%	0.00%	0.00%

Capital Ratio(5)
Tier 1 leverage ratio
Company	17.08%	18.64%	17.08%	18.64%
Bank	15.52%	14.74%	15.52%	14.74%
Tier 1 risk-based capital ratio
Company	37.88%	39.23%	37.88%	39.23%
Bank	34.22%	31.12%	34.22%	31.12%
Total risk-based capital ratio
Company	38.43%	39.68%	38.43%	39.68%
Bank	34.77%	31.56%	34.77%	31.56%

(1)	The Company has no common stock equivalents and thus no diluted earnings per share.
(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)
Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Bank’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.  The Company had no real estate owned at September 30, 2007 or 2006.